Exhibit 10.36

* Certain information identified by “[***]” has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

FIRST AMENDMENT

TO

LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is entered into this 14th day of January, 2021 (the “Effective Date”), by and between HANGZHOU ZHONGMEI HUADONG PHARMACEUTICAL CO., LTD., a corporation organized under the laws of China, having a business address at No. 866, Moganshan Road, Hangzhou, China (“Huadong”), and VTV THERAPEUTICS LLC, a limited liability company organized under the laws of Delaware, having a business address at 3980 Premier Drive, Suite 310, High Point, NC 27265 (“vTv”).

WHEREAS, Huadong and vTv previously entered into the License Agreement on 21st day of December 2017 (the “Agreement”) whereby Huadong obtained a license to the vTv Patent Rights and the vTv Know-How for vTv’s glucagon-like peptide-1 receptor agonist known as TTP273;

WHEREAS, the Parties desire to amend the Agreement to reflect that the Development Plan no longer contains a Phase II MRCT;

NOW, THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the parties agree as follows:

1.	Amendments

a.	Section 1.58. Section 1.58 shall be amended and restated as follows:

“1.58RESERVED.”

b.	Section 2.6(e). Section 2.6(e) of the Agreement shall be deleted in its entirety.

c.	Section 3.2. Section 3.2 shall be amended and restated as follows:

“3.2RESERVED.”

d.	Section 3.3. Section 3.3 shall be amended and restated as follows:

“3.3.Joint Development Committee. The Parties hereby establish a Joint Development Committee (the “JDC”) to oversee the Development of Products in the Field in the Territory in accordance with the Development Plan. The Development Plan may be amended from time to time by the JDC.”

e.	Section 3.3(a). Section 3.3(a) shall be amended and restated as follows:

“(a)Membership; Decision Making.  The JDC shall comprise three (3) named representatives of Huadong and three (3) named representatives of vTv.  Each Party shall notify the other within [***] days after the Effective Date of the appointment of its representatives to the JDC.  Each Party may change its representatives to the JDC from time to time in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with Development Plan activities as well as sufficient authority to take actions on behalf of a Party to the extent permitted under this Agreement.  Subject to Huadong’s prior consent not to be unreasonably withheld, vTv may include such Third Party representatives or consultants as non-voting participants in meetings and activities of the JDC, provided that, any such representative or Third Party shall be bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth herein, and prior to attending such meeting shall execute and deliver a confidentiality and non-disclosure agreement in a form satisfactory to Huadong.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings.  Each Party shall have collectively one (1) vote in all decisions and the Parties shall attempt to make decisions by consensus.  If the JDC cannot reach consensus on any matter within the scope of its oversight, then the dispute shall be referred to the Parties’ respective Senior Executives.  If the Senior Executives cannot resolve the dispute within [***] Business Days after the dispute has been referred to them, then Huadong shall have the final decision-making authority with respect to such dispute; provided, that (i) Huadong shall not exercise its final decision-making authority in any manner that (A) expands vTv’s obligations or reduces vTv’s rights under this Agreement or (B) expands Huadong’s rights or reduces Huadong’s obligations under this Agreement; (ii) any final decision made by Huadong with respect to a proposed clinical trial shall be in compliance with the applicable requirements of FDA, CFDA, or other applicable Regulatory Authority, and (iii) Huadong shall give reasonable consideration to any conclusions timely issued by a special scientific committee, which, at vTv’s request from time to time, shall be formed with an equal number of professionals nominated by each Party to consider any science-related matters not otherwise resolved by the JDC or the Senior Executives.  Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. A representative from [***] shall act as the chairperson of the JDC meetings.  The chairperson shall conduct the following activities: (i) calling meetings of the JDC; (ii) preparing and issuing minutes of each such meeting; and (iii) preparing and circulating an agenda for the upcoming meeting.”

f.	Section 3.3(c). Section 3.3(c) shall be amended and restated as follows:

“(c)Scope of Joint Development Committee Oversight. The JDC’s oversight responsibilities shall be limited to the Development of Compounds and Products in the Field in the Territory.  Within such scope the JDC may: (i) confer regarding the status of Development Plan activities; (ii) review and approve amendments to the Development Plan; (iii) address such other matters relating to the Development of Compounds and Products in the Field in the Territory as either Party may bring before the JDC; and (iv) attempt to resolve any dispute within the JDC on an informal basis.  The JDC shall have no authority to (x) determine whether any milestone event set forth in Sections 6.3 or 6.4 has been met, (y) make any decision expressly allocated herein to either or both Parties, or (z) amend any provision of this Agreement, other than the Development Plan pursuant to Section 3.1.”

g.	Section 3.4(b). Section 3.4(b) shall be amended and restated as follows:

“(b)RESERVED.”

h.	Section 3.6. Section 3.6 shall be amended and restated as follows.

“3.6RESERVED.”

i.	Section 3.7. Section 3.7 shall be amended and restated as follows:

“3.7Huadong Regulatory Filings in the Territory.

(a) Huadong shall be responsible for, and be the owner of all Regulatory Filings in any Region of the Territory, to the extent permitted by applicable Laws, in connection with the Compound or Products;

(b) Huadong shall keep vTv reasonably informed of regulatory developments related to the Products in the Territory and shall promptly notify vTv in writing of any decision by a Regulatory Authority in the Territory regarding any Product; and

(c) Huadong shall notify vTv of any Regulatory Filings submitted to or received from any Regulatory Authority in the Territory and provide vTv electronic copies thereof within [***] days after submission or receipt, provided that at vTv’s reasonable request, Huadong shall, at vTv’s cost, prepare and provide vTv with English translations of all such Regulatory Filings.”

j.	Section 5.1. Section 5.1 shall be amended and restated as follows:

“5.1Diligence.  During the Term, Huadong shall, directly or through its Subsidiaries or Sublicensees, use Commercially Reasonable Efforts to (a) [***] and (b) [***]. In addition, Huadong shall dose the first patient in a Phase II Clinical Trial of a Product containing TTP273 on or before March 31, 2021.”

k.	Section 5.3(a)(i). Section 5.3(a)(i) shall be amended and restated as follows:

“(i)Following the Effective Date, but in no event later than ninety (90) days prior to the initiation of a Phase II Clinical Trial, Huadong and vTv shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”).  Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations.  The Safety Agreement shall be promptly updated if required by changes in legal requirements.  Each Party hereby agrees to comply with its respective obligations under the Safety Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.  To the extent there is any disagreement between this Section 5.3 or any related definitions and the Safety Agreement, the Safety Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.”

l.	Section 5.3(b). Section 5.3(b) shall be amended and restated as follows:

“If either Party believes that the other Party is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of any Product in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv), such Party shall have the right to bring the matter to the attention of the JDC and the Parties shall discuss in good faith to resolve such concern.  Without limiting the foregoing, unless the Parties otherwise agree: (i) Huadong shall not communicate with any Regulatory Authority having jurisdiction outside the Territory with respect to a Product, unless so ordered by such Regulatory Authority, in which case Huadong shall immediately notify vTv of such order; (ii) Huadong shall not submit any Regulatory Filings or seek regulatory approvals for any Product outside the Territory; (iii) vTv shall not communicate with any Regulatory Authority having jurisdiction in the Territory with respect to a Product, unless so ordered by such Regulatory Authority, in which case vTv shall immediately notify Huadong of such order; (d) vTv shall not submit any Regulatory Filings or seek regulatory approvals for any Product in the Territory.  To the extent practicable, vTv shall provide Huadong with any information that reasonably could affect the Development or Commercialization of the Product in the Territory, prior to making such information public.”

m.	Section 6.3(a)(i). Section 6.3(a)(i) shall be amended and restated as follows:

“(i)[***].  $[***].”

n.	Section 6.3(a)(iii). Section 6.3(a)(iii) shall be amended and restated as follows:

“(iii)[***].  [***].”

o.	Section 11.2. Section 11.2 shall be amended and restated as follows:

“11.2Termination for Cause.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (a “Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (a “Material Breach Notice”) specifying the nature of the breach.  If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [***] days after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 12.2.  If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (an “Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within [***] days after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  The right of either Party to terminate this Agreement as set forth in this Section 11.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.  Notwithstanding the foregoing, the Parties acknowledge and agree that (a) Huadong’s failure to make any payment in accordance with ARTICLE VI shall constitute a “Material Breach,” and, upon occurrence of such Material Breach and delivery of an applicable Material Breach Notice to Huadong, if Huadong fails to cure such breach within [***] Business Days after receipt of such Material Breach Notice, vTv may terminate this Agreement upon written notice to Huadong, and (b) without limitation in respect of any other obligation under this Agreement, Huadong’s obligations pursuant to Sections 2.4(a) and 2.4(b) shall constitute “material obligations” for purposes of the definition of “Material Breach.”  Notwithstanding anything to the contrary in this Section 11.2, (i) if a Material Breach pertains only to facts relating to one or more Regions other than China Mainland, then, pursuant to this Section 11.2, the Non-Breaching Party shall have a right to terminate this Agreement only with respect to such Regions and (ii) if a Material Breach pertains to facts relating to China Mainland, then, pursuant to this Section 11.2, the Non-Breaching Party shall have a right to terminate this Agreement in its entirety.  The Regions or the Territory (as applicable) with respect to which the Non-Breaching Party exercises its termination right pursuant this Section 11.2 is referred to as the “Terminated Region.”

p.	Section 11.3(a). Section 11.3(a) shall be amended and restated as follows:

“(a)Termination for Convenience.  At any time, Huadong may terminate this Agreement in its entirety for any reason or no reason upon [***] days prior written notice to vTv.”

q.	Section 11.6(b). Section 11.6(b) shall be amended and restated as follows:

“(b)this Agreement shall terminate; provided, that, in the case of termination by Huadong under Section 11.3(b) (Termination for Failure of Manufacturing Technology Transfer), [***].”

r.	Section 12.8(b)(vi). Section 12.8(b)(vi) shall be deleted in its entirety.

2.	Defined Terms. Unless otherwise defined herein, all of the capitalized terms used in this Amendment shall have the respective meanings ascribed to them in the Agreement.

3.	Effect.Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

4.	Governing Law. This Amendment shall be governed by and interpreted in accordance with the internal laws of New York, without regard to its conflicts of laws rules.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

HANGZHOU ZHONGMEI HUADONG PHARMACEUTICAL CO., LTD. By: /s/ Jeffrey Liu Name: Jeffrey Liu Title: Chief Scientific Officer	vTv THERAPEUTICS LLC By: /s/ Stephen L. Holcombe Name: Stephen L. Holcombe Title: President and Chief Executive Officer